UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13G/A
                               (AMENDMENT NO. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  HUNTCO INC.
                        ---------------------------------
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                   445661101
                                 --------------
                                 (CUSIP Number)

                               December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 445661101                                            Page 2 of 5 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Stephen Watson
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    290,500 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       290,500 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   290,500 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.47%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 445661101              SCHEDULE 13G                  Page 3 of 5 Pages
----------------------                                         -----------------

ITEM 1(a) NAME OF ISSUER:

     Huntco Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     14323 South Outer Forty
     Suite 600N
     Town & Country, MO 63017

ITEM 2(a) NAME OF PERSON FILING:

     Stephen Watson

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     237 Park Avenue, Suite 801
     New York, NY 10017

ITEM 2(c) CITIZENSHIP:

     United States

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

     Class A Common Stock

ITEM 2(e) CUSIP NUMBER:

     445661101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under section 15 of the Act,

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act,

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act,

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e)  [ ] An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E),


     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

----------------------                                         -----------------
CUSIP NO. 44566101               SCHEDULE 13G                  Page 4 of 5 Pages
----------------------                                         -----------------

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

     (j)  [ ] A group, in accordance withss.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant toss.240.13d-1(c), check this box [X].

ITEM 4.  OWNERSHIP.

At December 31, 2001, the Reporting Person owned the following:

     (a) Amount beneficially owned:

         290,500 shares (includes shares held by a private investment partnership and an offshore investment company, as to which Mr. Watson has primary investment authority).

     (b) Percent of class:

         5.47%

     (c) Number of shares as to which such person has:
         (i)   Sole power to vote or to direct the vote:  290,500
         (ii)  Shared power to vote or to direct the vote:  -0-
         (iii) Sole power to dispose or to direct the disposition of: 290,500
         (iv)  Shared power to dispose or to direct the disposition of:  -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Two investment partnerships and an offshore investment Company has the right to receive dividends from the proceeds of the sale of the subject securities owned by such entities. Neither of such parties owns beneficially more than 5% of the Class.

----------------------                                         -----------------
CUSIP NO. 44566101               SCHEDULE 13G                  Page 5 of 5 Pages
----------------------                                         -----------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 14, 2002
                                            -------------------------
                                                  (Date)

                                            /s/ Stephen Watson
                                            ------------------
                                                (Signature)

                                            Stephen Watson
                                            -------------------------
                                               (Name/Title)